UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  October 31, 1996


                          CIRRUS LOGIC, INC.
         (Exact name of registrant as specified in its charter)

      CALIFORNIA                      0-17795                   77-0024
(State or other jurisdiction of      (Commission            (I.R.S. Emp
incorporation or organization)       file Number)         Identificatio

          3100 West Warren Avenue, Fremont, CA             94538
        (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:   (510) 623-8300

                             Not Applicable
          (Former name or former address, if changed from last report)

Item 5.   Other Events

Under its Joint Venture Formation Agreement with Lucent Technologies, Inc., as assignee of AT&T Corp., Cirrus Logic has agreed to provide approximately $280 million of semiconductor manufacturing equipment to Cirent Semiconductor GP ("Cirent") at its manufacturing facility in Orlando, Florida. Approximately half of the equipment has already been delivered to Orlando, and delivery of additional items is expected to occur sporadically, as the items become available from manufacturers, throughout 1997 and the first half of 1998. Cirrus Logic has elected t finance the acquisition of this equipment by means of two related leveraged lease facilities.

Under each leveraged lease facility, certain items of the equipment are purchased by an institution serving as owner participant, using a combination of its own funds as an equity investment, and the proceeds of issuances of notes secured by its interests in the leases. The owner participant then leases the equipment to Cirent and Cirrus Logic, as co-lessees. Cirrus Logic has agreed that its rights as co-lessee under each lease may be exercised exclusively by Cirent. The basic lease term for the equipment is 6.5 years, subject to early termination early buyout, or renewal, all at Cirent's option, or termination by reason of default.

The first leveraged lease facility, providing lease financing of approximately $127 million, closed on October 31, 1996. Under this facility, Ameritech Credit Corp. ("Ameritech"), as owner participant, has purchased certain items of the manufacturing equipment currently on site in Orlando.

The second leveraged lease provides incremental financing by AT&T Commercial Finance Corporation, as owner participant, in an aggregate amount of approximately $126 million for additional items of equipment as they are delivered to the Orlando facility. This second lease close into escrow on November 26, 1996. Disbursements from escrow will be made periodically through the June 15, 1998 cut-off date, to fund items of equipment then delivered, subject to compliance with customary conditions precedent including the absence of any material adverse chan

Cirrus Logic has unconditionally guaranteed to the owner participants a holders of the secured notes the payment and performances of Cirent's obligations under both leveraged lease facilities.

Enclosed as Exhibit 99.1 to this Current Report on Form 8-K is the text of the Particpation Agreement, dated as of October 31, 1996, the Lease Agreement, dated as of October 31, 1996, and the Guaranty Agreement, dated as of October 31, 1996.

On December 4, 1996, Cirrus Logic, Inc. (the "Registrant") gave public notice of its intent, subject to market and other conditions, to raise up to $175 million (excluding the proceeds of the over-allotment option, if any) through a private placement of convertible subordinated notes to qualified institutional investors and off-shore investors. Enclosed as Exhibit 99.2 to this Current Report on Form 8-K is the text of the December 4, 1996 Press Release.



Item 7.   Financial Statements and Exhibits

     (c)  Exhibits

             99.1 Text of the Particpation Agreement, dated as of October 31, 1996, the Lease Agreement, dated as of October 31, 1996, and the Guaranty Agreement, dated of October 31, 1996.

             99.2 Text of the December 4, 1996 Press Release which gave public notice of its intent, subject to market and other conditions, to raise up to $175 million (excluding the proceeds of the over-allotment option if any) through a private placement of convertible subordinated notes to qualified institutional investors and off-shore investors.


                        CIRRUS LOGIC, INC.
                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CIRRUS LOGIC, INC.
                                   (Registrant)


December 12, 1996             /s/ Thomas F. Kelly
Date                          Thomas F. Kelly
                              Executive Vice President, Finance and
                              Administration, Chief Financial Officer,
                              and Treasurer
                              (Principal Financial and Accounting Offic